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                                                Filed Pursuant to Rule 424(b)(3)
                                   Registration File Nos. 33-61223 and 333-65217

Pricing Supplement No. 3 dated November 17, 1998
(To Prospectus Supplement dated November 13, 1998 and Prospectus dated October 21, 1998)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series A
                               Floating Rate Notes


Principal Amount:                                                   $10,000,000

CUSIP No.:                                                          15231E AC 2

Type:                                                     Regular Floating Rate

Interest Rate Basis:                                              3 month LIBOR

Designated LIBOR Page:                                            Telerate 3750

Initial Interest Rate:                                                    6.05%

Original Issue Date:                                          November 20, 1998

Stated Maturity:                                                   May 19, 2000

Price to Public (Issue Price per
$100 Principal Amount):                                                 $100.00

Agent's Discount or Commission:                                         $15,000

Net Proceeds to Centex:                                              $9,985,000

Spread:                                                         80 Basis Points

Interest Rate Reset Period:                                           Quarterly

Interest Reset Dates and Payment                February 19, May 19, August 19,
Dates:                                                              November 19
                                                 (commencing February 19, 1999)



         This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the Senior Medium-Term Notes, Series A, described herein through First Chicago Capital Markets, Inc., as Agent.

         We may issue Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, under Registration Statement Nos. 33-61223 and 333-65217 in a principal amount of up to $200,000,000 in gross proceeds and, to date, including this offering, an aggregate of $75,000,000 has been issued.